EXHIBIT 5.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the reference to our firm under the caption “Interest of Experts” in the Registration Statement (Form F-10) and related short form base shelf prospectus of TransAlta Corporation (the “Corporation”) for the registration of (i) common shares, (ii) first preferred shares, (iii) warrants to purchase common shares, first preferred shares or other securities, (iv) subscription receipts that entitle the holder thereof to receive upon satisfaction of certain release conditions, and for no additional consideration, securities, (v) debt securities, which may consist of debentures, notes or other types of debt and may be issuable in one or more series, (vi) units comprised of one or more of such securities, or (vii) any combination of such securities and to the incorporation by reference therein of our report dated February 19, 2025 with respect to the consolidated financial statements of the Corporation as of December 31, 2024 and 2023 and for each of the three years in the period ended December 31, 2024 included in the Corporation’s Annual Report on Form 40-F filed with the Securities and Exchange Commission.

December 9, 2025	/s/ Ernst & Young LLP
Calgary, Canada	Chartered Professional Accountants